    Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its First Quarter Fiscal 2024 Financial Results

•        The Company generated net sales of $34.3 million as compared to $29.7 million in the first quarter of 2023

•        Income (loss) before income taxes of $2.6 million versus $(0.4) million in the first quarter of 2023

•        Backlog of $63.1 million at April 30, 2024

SPRING, TX, June 13, 2024 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the first quarter ended April 30, 2024.

“Revenues for the first quarter were $34.3 million, an increase of $4.6 million or 15%, as compared to the same quarter last year, and net income attributable to common stock of $1.4 million was an increase of $2.5 million or 227%, as compared to a net loss of $(1.1) million in the same quarter of 2023. Our first quarter results demonstrate a strong start to the year. This is particularly encouraging given that the first quarter has always been the quietest period for the Company," noted President and CEO David Mansfield.

"Backlog currently stands at $63.1 million, which reflects a decrease of $5.3 million, as compared to $68.4 million at January 31, 2024. However, we have experienced an increase in backlog of $3.7 million, when compared to the same quarter in 2023. We believe the improvement over the first fiscal quarter of the prior year reflects a strengthening in demand for our services," Mr. Mansfield continued.

"We are pleased with the level of business activity we are experiencing in various markets, which contributed to an overall increase in revenues and margins during the first fiscal quarter. This was driven by continual increases in infrastructure spending, which was primarily attributable to Saudi Arabia, India, and the U.A.E," noted Mr. Mansfield.

"Given the strength of our first fiscal quarter results, we feel well-positioned to be able to capitalize on this momentum and continue to execute on various strategic initiatives, such as the Company's expansion into Qatar which is expected during this fiscal year, and further participation in the significant development plans in the MENA region," concluded Mr. Mansfield.

First Quarter Fiscal 2024 Results

Net sales were $34.3 million and $29.7 million in the three months ended April 30, 2024 and 2023, respectively.  The increase of $4.6 million, or 15%, was a result of increased sales volumes in the Middle East and India.

Gross profit was $10.5 million, or 31% of net sales, and $6.8 million, or 23% of net sales, in the three months ended April 30, 2024 and 2023, respectively. The increase of $3.7 million was primarily driven by increased sales volumes in the Middle East and India.

General and administrative expenses were $6.1 million and $5.5 million in the three months ended April 30, 2024 and 2023, respectively. The increase of $0.6 million, or 11%, was due to higher professional service fees in the quarter.

Selling expenses remained consistent and were $1.2 million in the three months ended April 30, 2024 and 2023, respectively.

Net interest expense remained consistent and was $0.5 million in the three months ended April 30, 2024 and 2023, respectively.

Other (expense) income was $(0.1) million and $0.1 million for the three months ended April 30, 2024 and 2023, respectively. The change was primarily due to exchange rate fluctuations in foreign currency transactions.

The Company's worldwide effective tax rate ("ETR") was 30% and (208%) in the three months ended April 30, 2024 and 2023, respectively. The change in the ETR is due to the inability to recognize tax benefits and losses in the United States due to a partial valuation allowance in the prior period and changes in the mix of income and loss in various jurisdictions.

Net income (loss) attributable to common stock was $1.4 million and $(1.1) million in the three months ended April 30, 2024 and 2023, respectively. The increase of $2.5 million was mainly due to increased sales activity in the quarter, and better project execution.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at fourteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) fluctuations in the price of oil and natural gas and its impact on customer order volume for the Company's products; (ii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (iii) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (vi) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (vii) the Company’s ability to interpret changes in tax regulations and legislation; (viii) the Company's ability to use its net operating loss carryforwards; (ix) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s "over-time" revenue recognition; (x) the Company’s failure to establish and maintain effective internal control over financial reporting; (xi) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) risks and uncertainties specific to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the impact of pandemics and other public health crises on the Company and its operations; and (xx) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

Additional information regarding the Company's financial results for the three months ended  April 30, 2024, including management's discussion and analysis of the Company's financial condition and results of operations, is contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended  April 30, 2024, which will be filed with the Securities and Exchange Commission on or about the date hereof and will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,
	2024	2023
Net sales	$34,321	$29,657
Gross profit	10,517	6,774

Total operating expenses	7,383	6,699

Income from operations	3,134	75

Interest expense	507	512
Other (expense) income	(67)	72
Income (loss) before income taxes	2,560	(365)

Income tax expense	770	758

Net income (loss)	$1,790	$(1,123)
Less: Net income attributable to non-controlling interest	347	0
Net income (loss) attributable to common stock	$1,443	$(1,123)

Earnings per share attributable to common stock
Basic	$0.18	$(0.14)
Diluted	$0.18	$(0.14)

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30, 2024	January 31, 2024
	(Unaudited)
ASSETS
Current assets	$98,991	$98,818
Long-term assets	58,172	56,893
Total assets	$157,163	$155,711
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$59,410	$57,742
Long-term liabilities	25,173	25,991
Total liabilities	84,583	83,733
Non-controlling interests	7,033	6,266
Stockholders' equity	65,547	65,712
Total liabilities and equity	$157,163	$155,711